Exhibit 99.1

Terns Pharmaceuticals Reports First Quarter 2022 Financial Results and Business Updates

-IND opened for NASH Phase 2a trial of TERN-501 (THR-β agonist) alone and in combination with TERN-101 (FXR agonist); trial initiated with top-line data expected in second half of 2023

-TERN-601 (GLP-1R agonist) IND-enabling studies underway; Phase 1 clinical trial initiation for obesity expected in 2023

-TERN-701 (allosteric BCR-ABL inhibitor) Phase 1 clinical trial for chronic myeloid leukemia initiated in China

-Cash and equivalents of $151 million provides runway into 2025, including three expected clinical trial readouts across three product candidates and three indications

FOSTER CITY, Calif., May 16, 2022 – Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule single-agent and combination therapy candidates to address serious diseases such as non-alcoholic steatohepatitis (NASH), obesity and cancer, today reported financial results for the first quarter ended March 31, 2022 and business updates.

“The Terns team has continued to advance our pipeline with the opening of our combination therapy IND for NASH and the commencement of key IND-enabling activities in our GLP-1 program in obesity, along with the initiation of a clinical trial for TERN-701 in chronic myeloid leukemia by Hansoh, our development partner in China,” said Senthil Sundaram, chief executive officer at Terns. “As we continue this momentum across our diverse pipeline, we remain committed to a prudent approach to funding our operations. Following a strategic review of our pipeline, we have decided to focus our resources on advancing our most promising pipeline candidates: (1) TERN-501, including combination therapy development with TERN-101, (2) TERN-601, our oral, small-molecule GLP-1 candidate, and (3) supporting our partner’s clinical development of TERN-701 for CML in China. This decision extends our expected cash runway into 2025, enabling key expected clinical trial readouts across three indications for TERN-501, TERN-601, and TERN-701 during that time period.”

Recent Developments and Anticipated Milestones

TERN-501: Thyroid hormone receptor-beta (THR-β) agonist for NASH

•
TERN-501 is a THR-β agonist with high metabolic stability, enhanced liver distribution and greater selectivity for THR-β compared to other THR-β agonists in development
•
Investigational new drug (IND) application for Terns’ NASH combination therapy program was opened in April 2022, supporting the planned Phase 2a clinical trial of TERN-501 as monotherapy and in combination with TERN-101 (Terns’ liver-distributed farnesoid X receptor (FXR) agonist), as well as future studies of other combination therapy regimens
•
The Phase 2a trial is a multicenter, randomized, double-blind, placebo-controlled clinical trial in noncirrhotic NASH patients using a factorial design including both monotherapy and combination arms of TERN-501 and TERN-101
o
The trial is expected to enroll approximately 140 adult patients with elevated body mass index (BMI ≥ 25 kg/m2) and NASH with fibrosis, but not cirrhosis, based on prior liver biopsy and/or imaging and clinical criteria

o
All patients must have liver fat content measured by magnetic resonance imaging proton density fat fraction (MRI-PDFF) of ≥10%, MRI corrected T1 (cT1) relaxation time of ≥ 800 msec, and meet other inclusion and exclusion criteria
o
The trial includes a 12-week treatment period and a 4-week follow-up period
o
The primary endpoint will be the relative change from baseline in MRI-PDFF at Week 12 for TERN-501 monotherapy compared with placebo
o
Secondary endpoints include assessment of changes in MRI-PDFF (combination vs. placebo) and cT1 (TERN-501 monotherapy vs. placebo as well as 501+101 combination vs. placebo)
•
IND has been opened in the United States; Phase 2a trial has been initiated with screening expected to start in June 2022, and top-line data expected in the second half of 2023

TERN-601: Oral, small-molecule glucagon-like peptide-1 (GLP-1) receptor agonist for obesity

•
TERN-601 is an oral small-molecule glucagon-like peptide-1 receptor, or GLP-1R, agonist for the treatment of obesity
o
Terns screened more than 20,000 molecular permutations through its proprietary quantitative structure activity relationship (QSAR) model to identify suitable small-molecule scaffolds with potentially improved properties relative to other GLP-1-based approaches
•
Terns has identified structures believed to be suitable for oral administration as a single-agent or in combination with other drug candidates within its pipeline
•
IND-enabling activities for TERN-601, Terns’ lead GLP-1R development candidate, are underway with the goal of initiating a first-in-human clinical trial in 2023
o
The Phase 1 clinical program for TERN-601 is expected to include a single ascending dose trial in healthy volunteers and a multiple ascending dose proof-of-concept trial assessing potential endpoints such as body weight and HbA1c

TERN-701: Oral, allosteric BCR-ABL tyrosine kinase inhibitor (TKI) for chronic myeloid leukemia

•
TERN-701 is Terns’ proprietary, allosteric BCR-ABL TKI, designed to target the ABL myristoyl pocket, which is in development for the treatment of chronic myeloid leukemia (CML), a form of cancer that begins in the bone marrow
o
TERN-701 was designed with the goal of achieving improved tumor suppression against a broader range of mutations, an enhanced pharmacokinetic profile with an increased half-life and simplified dosing compared to the only available allosteric BCR-ABL TKI, recently approved by the FDA
•
TERN-701 is out-licensed to Hansoh Pharmaceutical Group Company Limited for development in the greater China region (referred to as HS-10382 by Hansoh); Terns retains all worldwide development and commercialization rights outside of greater China, as well as access to data generated by Hansoh in China
•
A Phase 1 trial of TERN-701 in CML patients in China has been initiated by Hansoh, with patient dosing currently underway; Hansoh is responsible for all development and commercialization-related activities in greater China
•
Terns plans to explore options for the development and commercialization of TERN-701 outside of greater China, including additional strategic partnerships

TERN-201: Vascular adhesion protein-1 (VAP-1) inhibitor

•
Terns reported top-line results from Part 1 of the Phase 1b AVIATION Trial in March 2022
•
Part 1 of the AVIATION Trial met the primary safety endpoint: TERN-201 10 mg administered once daily to NASH patients was generally safe and well-tolerated with no meaningful changes in exploratory serum or imaging NASH biomarkers, including cT1
•
Further spend for TERN-201 in NASH has primarily been limited to the completion of Part 2 (20 mg dose) of the ongoing AVIATION Trial with results expected in 4Q 2022; Terns plans to evaluate all AVIATION data at that point to inform next steps for clinical development in NASH or other indications where VAP-1 is implicated

Business Update

•
Terns completed a proactive and financially disciplined review of the Company’s operations, resulting in the prioritization of resources towards development activities related to TERN-501 (including the planned Phase 2a clinical trial of TERN-501 as monotherapy and in combination with TERN-101) and the GLP-1R agonist program, including TERN-601, and supporting Hansoh’s clinical development of TERN-701 for CML in China
•
As a result of these decisions, Terns anticipates existing cash to be sufficient to fund operations into 2025, including three expected clinical trial readouts for three product candidates across three indications during that time period

Upcoming Investor Events

•
Terns will present at the UBS Global Healthcare Conference on Monday, May 23, 2022 at 8:30am ET. A live webcast of the event will be available on the investor relations page of the Terns Pharmaceuticals website at http://ir.ternspharma.com. A replay of the webcast will be archived on Terns’ website for 30 days following the presentation

First Quarter 2022 Financial Results

•
Cash Position: As of March 31, 2022, cash, cash equivalents and marketable securities were $151.3 million as compared with $166.0 million as of December 31, 2021. Based on its current operating plan, Terns expects these funds will be sufficient to support its planned operating expenses into 2025.
•
Research and Development (R&D) Expenses: R&D expenses were $8.1 million for the quarter ended March 31, 2022, as compared with $8.7 million for the quarter ended March 31, 2021.
•
General and Administrative (G&A) Expenses: G&A expenses were $5.7 million for the quarter ended March 31, 2022, as compared with $4.6 million for the quarter ended March 31, 2021.
•
Net Loss: Net loss was $13.8 million for the quarter ended March 31, 2022, as compared with $13.3 million for the quarter ended March 31, 2021.

Terns Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$8,136	$8,735
General and administrative	5,689	4,561
Total operating expenses	13,825	13,296
Loss from operations	(13,825)	(13,296)
Interest income	69	11
Other income (expense), net	4	(13)
Loss before income taxes	(13,752)	(13,298)
Income tax expense	(21)	(39)
Net loss	$(13,773)	$(13,337)

Net loss per share attributable to common stockholders, basic and diluted	$(0.55)	$(0.88)
Weighted average common stock outstanding, basic and diluted	25,269,271	15,160,046

Terns Pharmaceuticals, Inc.

Selected Balance Sheet Data

(Unaudited; in thousands)

	March 31, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$151,268	$165,982
Total assets	156,669	168,070
Total liabilities	7,953	7,767
Total stockholders’ equity	148,716	160,303

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule single-agent and combination therapy candidates to address serious diseases such as NASH, obesity and cancer. Terns’ pipeline includes four clinical stage development programs including a THR- β agonist, an FXR agonist, a VAP-1 inhibitor, an allosteric BCR-ABL inhibitor, and a preclinical small-molecule GLP-1 receptor agonist program. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Terns Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the Company’s expectations of timing and potential results of the Company’s clinical trials and other development activities, such as the Phase 2a combination trial of TERN-501 and TERN-101, the Phase 1 clinical program for TERN-601, and the Phase 1 clinical trial for TERN-701; the potential indications to be targeted by the Company with its single-agent and combination therapy candidates; the therapeutic potential of the Company’s single-agent and combination therapy candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the potential utility and progress of the Company’s product candidates in their targeted indications, including the clinical utility of the data from and the endpoints used in the Company’s clinical trials; the Company’s clinical development plans and activities; the Company’s expectations regarding the profile of its product candidates, including tolerability, safety, metabolic stability and pharmacokinetic profile and potential differentiation as compared to other products or product candidates; the Company’s plans for and ability to continue to execute on its current clinical strategy; and the Company’s expectations with regard to its cash runway. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. In particular, the impact of the COVID-19 pandemic on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s clinical trials for its product candidates, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com